Exhibit 10.7(b)

AMENDMENT AND ASSIGNMENT

THIS AMENDMENT AND ASSIGNMENT (this “Amendment and Assignment”) dated as of August 7, 2012, is by and among Tortoise Capital Advisors, L.L.C. (“Tortoise”), Corridor InfraTrust Management, LLC (“Corridor”), and Tortoise Capital Resources Corporation (“TTO”).

WHEREAS, Tortoise and TTO are parties to a Second Amended Administration Agreement dated December 1, 2011 (the “Agreement”), whereby Tortoise provides certain administrative services to TTO in exchange for a fee; and

WHEREAS, Corridor has entered into a Management Agreement with TTO requiring Corridor to perform or cause to be performed certain duties and responsibilities, and Corridor recommended that TTO enter into the Agreement with Tortoise for Tortoise to assume certain of the administrative duties and responsibilities described in the Agreement; and

WHEREAS, Tortoise desires to assign its rights and obligations under the Agreement to Corridor; and

WHEREAS, Tortoise, Corridor and TTO desire to enter into this Amendment and Assignment, which is effective as of August 7, 2012 (the “Effective Date”).

NOW, THEREFORE, the parties agree as follows:

1. Tortoise hereby assigns to Corridor all of its rights, duties and responsibilities under the Agreement, and Corridor hereby accepts such assignment and agrees to perform all duties and responsibilities of Tortoise as described in the Agreement, as the same is being amended by this Amendment and Assignment.

2. TTO hereby consents to the assignment of the Agreement from Tortoise to Corridor as provided herein and agrees that such consent fully satisfies all conditions required for TTO’s consent under the terms of and in accordance with the Agreement. TTO further agrees that Tortoise shall be released from all future obligations arising under the Agreement from and after the Effective Date, and Corridor shall assume responsibility for all future obligations under the Agreement arising from and after the Effective Date (but not any obligations arising prior to the Effective Date).

3. The Agreement is hereby amended, creating the Third Amended Administration Agreement dated as of August 7, 2012, by deleting the second sentence of the second paragraph of the Preamble, by changing the effective date of the Agreement to August 7, 2012, and by deleting Item 3 of the Agreement, renumbering the remaining items sequentially and amending the references to item numbers to reflect the renumbered item number. In addition, the paragraph under Item 2 of the Agreement shall be amended to read as follows:

The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the administrator hereunder. The Administrator agrees that all records which it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

4. All of the references in the Agreement to Tortoise Capital Advisors, L.L.C. are replaced by Corridor.

5. All of the references in the Agreement to net asset value are replaced by book value.

6. The parties agree that, except as otherwise set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect as the Third Amended Administration Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CORRIDOR INFRATRUST MANAGEMENT, LLC

By:	/s/ Richard C. Green, Jr.
Richard C. Green, Jr. Managing Director

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Terry Matlack
Terry Matlack, Manager

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ David J. Schulte
David J. Schulte
Chief Executive Officer and President